1 | Articles of Incorporation of Alcon Inc. | May 5, 2023

2 | Articles of Incorporation of Alcon Inc. | May 5, 2023

Section 1		Corporate Name, Registered Office, Purpose and Duration
Article 1
Corporate name, Registered office		Under the Corporate name Alcon AG Alcon SA Alcon Inc. there exists a company limited by shares with its registered office in Fribourg.
Article 2
Purpose	1	The purpose of the Company is to acquire, hold, manage, sell direct and indirect participations in enterprises of any kind, in particular in the area of health care, medical devices, biology, chemistry, physics, information technology and related areas in Switzerland and abroad.
	2	The Company may establish enterprises of any kind in Switzerland and abroad, hold equity interest in these enterprises, and conduct their management. The Company may acquire, mortgage, operate or sell real estate and intellectual property rights in Switzerland or abroad. The Company may provide loans, guarantees and other kinds of financing and security for Group companies as well as borrow and invest money on the money and capital markets.
	3	The Company may engage in all other types of activities or transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.
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	4	In pursuing its purpose, the Company strives to create sustainable value.
Article 3
Duration		The duration of the Company is unlimited.
Section 2		Share Capital
Article 4
Ordinary share capital		The share capital of the Company is CHF 19,988,000, fully paid-in and divided into 499,700,000 registered shares. Each share has a nominal value of CHF 0.04.
Article 4a
Capital range	1
The Company has a capital range ranging from CHF 18,988,600 (lower limit) to CHF 21,986,800 (upper limit). The Board of Directors shall be authorized within the capital range to increase or reduce the share capital once or several times and in any amounts or to acquire or dispose of shares directly or indirectly, until May 5, 2028 or until an earlier expiry of the capital range. The capital increase or reduction may be effected by (A) issuing up to the lower of (i) 49,970,000 fully paid-in registered shares with a nominal value of CHF 0.04 each and (ii) 10% of the share capital at the time of the capital increase, or (B) cancelling up to 24,985,000 registered shares with a nominal value of CHF 0.04 each, as applicable, or by increasing or reducing the nominal value of the existing shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital.

4 | Articles of Incorporation of Alcon Inc. | May 5, 2023

2	In the event of a capital increase within the capital range, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. The Board of Directors may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.
3	In the event of a share issue, the Board of Directors is further authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties, the Company or any of its group companies:
(a) for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or
(b) for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or
(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or
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(d) for the participation of members of the Board of Directors, members of the executive management, employees, advisors or other persons performing services for the benefit of the Company or any of its group companies.
4	After a change of the nominal value, new shares shall be issued within the capital range with the same nominal value as the existing shares.
5	If the share capital increases as a result of the issuance of shares out of any conditional share capital, the upper and lower limits of the capital range shall increase in an amount corresponding to such increase in the share capital.
6	In the event of a reduction of the share capital within the capital range, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount. The Board of Directors may also use the reduction amount for the partial or full elimination of a share capital shortfall in the sense of Art. 653p CO or may, in the sense of Art. 653q CO, simultaneously reduce and increase the share capital to at least the previous amount.
6 | Articles of Incorporation of Alcon Inc. | May 5, 2023

Article 4b
Conditional share capital for financing, acquisitions and other purposes	1
The share capital may be increased in an amount not to exceed CHF 1,998,800 through the issuance of up to 49,970,000 fully paid-in registered shares with a nominal value of CHF 0.04 per share through the exercise or mandatory exercise of conversion, exchange, option, warrant, subscription or other rights to acquire shares or through obligations to acquire shares, which were granted to or imposed on shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively the Financial Instruments).

	2	The subscription rights of shareholders shall be excluded upon the exercise of any Financial Instruments in connection with the issuance of shares. The then-current owners of such Financial Instruments shall be entitled to acquire the new shares issued upon conversion, exchange or exercise of any Financial Instruments. The main conditions of the Financial Instruments shall be determined by the Board of Directors.
	3	The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b. A waiver of the right to acquire shares based on this Article 4b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.
	4	The Board of Directors shall be authorized to restrict or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies if (1) the bonds or similar instruments are issued on appropriate terms or (2) there is an important reason as follows:
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(a) for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights or advance subscription rights of existing shareholders; or

(b) for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(d) for the participation of members of the Board of Directors, members of the executive management, employees, advisors or other persons performing services for the benefit of the Company or any of its group companies.
5	If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply:
(a) the acquisition price of the shares shall be set taking into account the market price prevailing at the date on which the Financial Instruments are issued; and
(b) the Financial Instruments may be converted, exchanged or exercised during a maximum period of 15 years from the date of the relevant issuance or entry.
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Article 4c
Exclusion of subscription and advance subscription rights
The total number of newly issued shares which may be issued with the exclusion or restriction of subscription rights and advance subscription rights (i) from the capital range pursuant to Article 4a of these Articles of Incorporation, and/or (ii) from the conditional share capital pursuant to Article 4b of these Articles of Incorporation, shall not exceed the lower of (i) 49,970,000 new shares or (ii) 10% of the share capital at the time of the capital increase.

Article 5
Shareholders register		The Company shall maintain a shareholders register showing the last names, first names, domicile (in the case of legal entities the registered office) and address of the holders or usufructuaries of registered shares.
Article 6
Form of shares	1	Subject to paragraph 3 of this Article, the registered shares of the Company are issued as uncertificated securities (in terms of the Swiss Code of Obligations). The Company may cause all or a part of such uncertificated securities to be entered into a main register of a custodian as an underlying security for book entry securities (in terms of the Book Entry Securities Act).
	2	Provided that the shareholder is registered in the shareholders register, the shareholder may request from the Company a statement of his or her registered shares at any time.
	3	The shareholder has no right to the printing and delivery of certificates. The Company may, however, in its sole discretion, transform the underlying securities for book entry securities into another form or withdraw such securities from the custodian system at any time; in particular, the Company may print and deliver certificates (individual share certificates, certificates or global certificates) for shares and deregister uncertificated securities entered into the main register of a custodian.
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	4	A disposition of shares in the form of uncertificated securities which are not entered into the main register of a custodian shall be effected by way of a written declaration of assignment and requires, as a condition for validity, to be notified to the Company. In contrast, a disposition of shares which exist in the form of book entry securities based on uncertificated securities entered into the main register of a custodian shall solely be effected by entries in securities accounts in accordance with applicable law, without prerequisite to be notified to the Company; a disposition of such shares by way of assignment without corresponding entry in a securities account is excluded.
	5	The Company may prescribe the use of forms for purposes of notification in accordance with paragraph 4 of this Article.
Article 7
Exercise of rights	1	The shares are not divisible. The Company accepts only one representative per share.
	2	The right to vote and the rights associated therewith may only be exercised vis-à-vis the Company by a shareholder, usufructuary or nominee who is registered in the share register in respect of the shares concerned.

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Section 3		Corporate Bodies A. General Meeting of Shareholders
		Article 8
Competence		The General Meeting of Shareholders is the supreme body of the Company.
		Article 9
General Meetings a. Annual General Meeting		The Annual General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company; at the latest twenty days before the meeting the annual report, the reports of the auditors and any other reports required by law or the Articles of Incorporation shall be made available to the Shareholders. Notification thereof may be made by way of a publication in the publication organs set forth in Article 38 of these Articles of Incorporation.
		Article 10
b. Extraordinary General Meetings of Shareholders	1	Extraordinary General Meetings of Shareholders shall take place upon request of the Board of Directors or the Auditors.
	2	Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is required by one or more shareholders who are representing in the aggregate not less than one twentieth of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.
		Article 11
Convening of General Meetings of Shareholders	1	General Meetings of Shareholders shall be convened by the Board of Directors at the latest twenty days before the date of the meeting. The meeting shall be convened in accordance with Article 38 paragraph 1 of these Articles of Incorporation. Registered shareholders may also be informed in accordance with Article 38 paragraph 2 of these Articles of Incorporation.
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	2
The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and as the case may be of the shareholders who demanded that a General Meeting of Shareholders be convened and, in case of elections, the names of the nominated candidates.

		Article 12
Agenda	1
One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least 0.5 percent of the share capital may demand that an item be included in the agenda of a General Meeting of Shareholders or that a proposal relating to an agenda item be included in the notice convening the General Meeting of Shareholders. Such a demand must be made in writing at the latest forty-five days before the meeting and shall specify the items and the proposals of such a shareholder.

	2	No resolution shall be passed at a General Meeting of Shareholders on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting of Shareholders or to initiate a special investigation.
		Article 13
Presiding officer, Minutes, Vote counters	1	The General Meeting of Shareholders shall take place in Switzerland, unless the Board of Directors decides otherwise. The General Meeting shall be presided by the chair of the Board of Directors, in his absence, by the vice-chair or another member of the Board of Directors chosen by the Board of Directors.
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	2	The chairperson of the meeting shall appoint a secretary and the vote counters. The minutes shall be signed by the Chairperson of the meeting and the Secretary.
Article 14
Proxies	1	The Board of Directors may issue regulations regarding the participation and the representation at the General Meeting of Shareholders and may allow electronic proxies without qualified signatures.
	2	A shareholder may be represented at a General Meeting of Shareholders by means of a written proxy by a third person who does not need to be a shareholder.
	3	The General Meeting of Shareholders shall elect the Independent Proxy for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Re-election is possible.
	4	If the Company does not have an Independent Proxy, the Board of Directors shall appoint the Independent Proxy for the next General Meeting of Shareholders.
Article 15
Voting rights		Each share entitles to one vote.
Article 16
Resolutions, Elections	1	Unless the law requires otherwise, the General Meeting passes resolutions and elections with the absolute majority of the votes validly represented.
	2	Resolutions and elections shall be taken either on a show of hands or by electronic voting, unless the General Meeting decides for, or the presiding officer orders, a secret ballot.
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	3	The presiding officer may at any time order to repeat an election or resolution taken on a show of hands with a secret ballot, if he doubts the results of the vote. In this case, the preceding election or resolution taken on a show of hands is deemed not to have taken place.
	4	If no election has taken place at the first ballot and if there is more than one candidate, the presiding officer shall order a second ballot in which the relative majority shall be decisive.
		Article 17	Article 17
Powers of the General Meeting of Shareholders
The following powers shall be vested exclusively in the General Meeting of Shareholders:

a) To adopt and amend the Articles of Incorporation;

b) To elect and remove the members of the Board of Directors, the Chair of the Board of Directors, the members of the compensation committee, the Independent Proxy and the Auditors;

c) To approve the management report, the consolidated financial statements, the report on non-financial matters and any other reports in accordance with the provisions of the law or the Articles of Incorporation;

d) To approve the financial statements and to decide on the appropriation of available earnings shown on the balance sheet, in particular with regard to dividends;

e) To determine interim dividends and to approve the interim financial statements required for this purpose;

f) To resolve on the repayment of the statutory capital reserve;

g) To approve the aggregate amounts of compensation of the Board of Directors and the Executive Committee in accordance with Article 29 of these Articles of Incorporation;

h) To grant discharge to the members of the Board of Directors and to the members of the Executive Committee;

i) To decide on the delisting of the Company's equity securities;

j)To decide on matters that are reserved by law or by the Articles of Incorporation to the General Meeting of Shareholders.

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Article 18
Special quorum
The approval of at least two-thirds of the votes represented is required for resolutions of the General Meeting of Shareholders on:
a) An alteration of the purpose of the Company;
b) The combination of shares;
c) The creation of shares with increased voting powers;
d) The change of the currency of the share capital;
e) An implementation of restrictions on the transfer of registered shares and the removal of such restrictions;
f) The introduction of shares with privileged voting rights;
g) The introduction of a conditional share capital or the introduction of a capital range;
h) An increase of the share capital through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the grant of special rights;
i) A restriction or suspension of rights of option to subscribe to new shares;
j) The delisting of the Company's equity securities;
k) A provision of the Articles of Incorporation on holding the General Meeting of Shareholders abroad;
l) The introduction of an arbitration clause in the Articles of Incorporation;
m) A change of location of the registered office of the Company;
n) The dissolution of the Company;

o) Any other matters that are reserved by law or by the Articles of Incorporation.
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		B. Board of Directors
		Article 19
Number of Directors		The Board of Directors shall consist of a minimum of 8 and a maximum of 13 members.
		Article 20
Term of office	1	The members of the Board of Directors and the Chair of the Board of Directors shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders.
	2	Members whose term of office has ended may be immediately re-elected.
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		Article 21
Organization	1	The Board of Directors constitutes itself in compliance with legal requirements and taking into consideration the resolutions of the General Meeting of Shareholders. It shall elect one or two Vice-Chairs. It shall appoint a secretary, who need not be a member of the Board of Directors.
	2	If the office of the Chair of the Board of Directors is vacant, the Board of Directors shall appoint a new Chair from amongst its members for the remaining term of office.
		Article 22
Convening of meetings		The Chair shall convene meetings of the Board of Directors if and when the need arises or if a member so requires in written form.
		Article 23
Resolutions	1	The organization of the meetings, including the presence quorum and the passing of resolutions, shall be set out in the organizational regulations.
	2	In the event of a tie vote, the Chair is not entitled to a tie-breaking vote.
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		Article 24
Powers of the Board of Directors	1
The Board of Directors has in particular the following non-delegable and inalienable duties:
a) The ultimate direction of the Company’s business and issuing of the necessary directives;
b) The determination of the organization of the Company;
c) The determination of the principles of accounting, financial controlling and financial planning;
d) The appointment and removal of the persons entrusted with the management and representation of the Company (including the CEO and the other members of the Executive Committee);
e) The ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, Articles of Incorporation, regulations and directives;
f) The preparation of the annual report, the compensation report, the report on non-financial matters and any other reports in accordance with the provisions of the law or the Articles of Incorporation;

g) The preparations for the General Meeting of Shareholders and carrying out of the resolutions of the General Meeting of Shareholders;
h) The submission of a petition for debt-restructuring moratorium and the notification to the court in the event of over-indebtedness; and
i) The adoption of resolutions concerning increases in share capital to the extent that such power is vested in the Board of Directors (under the Swiss Code of Obligations), as well as resolutions concerning the confirmation of capital increases and respective amendments to the Articles of Incorporation.

	2	In addition, the Board of Directors can pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Incorporation.
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Article 25
Delegation of powers		The Board of Directors may, within the limits of the law and the Articles of Incorporation, delegate the management of the Company in whole or in part to one or several of its members (including to ad hoc or permanent committees of the Board of Directors) or to third persons (Executive Committee).
Article 26
Signature power		The Board of Directors shall designate those of its members as well as those third persons who shall have legal signatory power for the Company, and shall further determine the manner in which such persons may sign on behalf of the Company.
Article 27
Organization and powers of the Compensation Committee	1	The compensation committee shall consist of a minimum of 3 members of the Board of Directors.
	2	The members of the compensation committee shall be elected individually by the General Meeting of Shareholders for a term of office lasting until completion of the next Annual General Meeting of Shareholders. Members of the compensation committee whose term of office has expired shall be immediately eligible for re-election.
	3	If there are vacancies on the compensation committee, the Board of Directors shall appoint substitutes for the remaining term of office.
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4	The Board of Directors shall elect a chair of the compensation committee. The Board of Directors shall, within the limits of the law and the Articles of Incorporation, define the organization of the compensation committee in regulations.
5
The compensation committee has the following powers:
a) Develop a compensation strategy in line with the principles described in the Articles of Incorporation and submit it for approval to the Board of Directors;
b) Propose to the Board of Directors the principles and structure of the compensation plans;
c) Support the Board of Directors in preparing the proposals to the General Meeting of Shareholders regarding the compessation of the members of the Board of Directors and the Executive Committee;
d) Submit the compensation report to the Board of Directors for approval;
e) Inform the Board of Directors about policies, programs and key decisions as well as comparisons of compensation levels at key competitors;
f) Regularly report to the Board of Directors on the decisions and deliberations of the compensation committee;

g) Assume other responsibilities assigned to it by law, the Articles of Incorporation or by the Board of Directors. In particular, the Board of Directors may, in its discretion, assign responsibilities regarding nomination and governance to the compensation committee.

6	The Board of Directors issues regulations to determine for which positions of the Board of Directors and of the Executive Committee the compensation committee shall submit proposals regarding compensation, and for which positions it shall determine the compensation in accordance with the Articles of Incorporation.
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C. Auditors
Article 28
Term, Powers and Duties		The Auditors, who shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.
Section 4		Compensation of the Board of Directors and the Executive Committee
Article 29
Approval of compensation by the General Meeting of Shareholders	1
The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the maximum aggregate amount of:
a)    Compensation of the Board of Directors for the period until the next Annual General Meeting of Shareholders; and
b)    Compensation of the Executive Committee for the following financial year.
The Board of Directors may submit for approval by the General Meeting of Shareholders additional proposals relating to the same or different periods.

	2	If the General Meeting of Shareholders rejects the proposal of the Board of Directors for the total compensation of the Board of Directors and/or the Executive Committee, the decision on how to proceed shall reside with the Board of Directors. The options for the Board of Directors shall be to submit a new compensation proposal to the same General Meeting, to convene an Extraordinary General Meeting for that purpose, or to determine the compensation for the corresponding period on an interim basis, subject to approval at the next Annual General Meeting of Shareholders.
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	3	Notwithstanding the preceding paragraphs, the Company or companies controlled by it may pay out compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval by a General Meeting of Shareholders.
	4	If variable compensation is approved prospectively, the Board of Directors shall submit the compensation report to an advisory vote of the General Meeting of Shareholders.
Article 30
Additional amount		If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more members who become members of the Executive Committee during a compensation period for which the General Meeting of Shareholders has already approved the compensation of the Executive Committee, the Company or companies controlled by it shall be authorized to pay or grant to such member(s) an additional amount during the compensation period(s) already approved. The total additional amount for each relevant compensation period for which approval by the General Meeting of Shareholders has already been obtained shall not exceed (in full and not pro rata temporis) 40% of the aggregate amount of compensation of the Executive Committee last approved by the General Meeting of Shareholders per compensation period.
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		Article 31
General compensation principles	1	Compensation of the non-executive members of the Board of Directors comprises fixed compensation elements only. In particular, non-executive members of the Board of Directors shall receive no company contributions to any pension plan, no performance-related elements and no financial instruments (e.g. options).
	2	Compensation of the members of the Executive Committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements and benefits. Variable compensation may comprise short-term and long-term compensation elements.
	3	Compensation (to non-executive members of the Board of Directors and to members of the Executive Committee) may be in the form of cash, shares, and other benefits or in kind. Compensation to members of the Executive Committee may also be in the form of financial instruments or similar units. Compensation may be paid by the Company or companies controlled by it. The Board of Directors determines the valuation of each compensation element on the basis of the principles that apply to the establishment of the compensation report.
		Article 32
Variable compensation	1	The variable compensation of the members of the Executive Committee in a certain year shall consist of compensation elements from short- and long-term compensation plans (as defined in this Article).
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2	The short-term compensation plans are based on performance metrics that take into account the performance of the Alcon Group and/or parts thereof, and/or individual targets. Achievements are generally measured based on the one-year period to which the short-term compensation relates. The short-term compensation payouts shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels and may be deferred subject to vesting periods and conditions.
3	The long-term compensation plans are based on i) performance metrics that take into account strategic objectives of the Alcon Group (such as financial, innovation, shareholder return and/or other metrics), and/or ii) the share price that determines the value of the award at expiry of the vesting period. Achievements and share price are generally measured based on a period of not less than three years. The long-term compensation payouts shall be subject to caps that may be expressed as predetermined multipliers of the respective target levels.
4	The Board of Directors or, to the extent delegated to it, the compensation committee determines performance metrics, target levels, and their achievement.
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	5
The Board of Directors or, to the extent delegated to it, the compensation committee determines grant, vesting, blocking, exercise and forfeiture conditions of the compensation; they may provide for continuation, acceleration or removal of exercise and vesting conditions or provide other conditions for the grant, acquisition or forfeiture of rights as the consequence of certain predefined events such as death, disability, retirement or termination of an employment or mandate agreement.

		Article 33
Agreements with Members of the Board of Directors and of the Executive Committee	1	The Company or companies controlled by it may enter into agreements with members of the Board of Directors relating to their compensation for a term of office lasting until completion of the next Annual General Meeting of Shareholders. The Company or companies controlled by it may enter into contracts of employment with members of the Executive Committee for a fixed term not exceeding one year or for an indefinite period of time with a notice period not exceeding 12 months.
	2	Contracts of employment with members of the Executive Committee may contain a prohibition of competition for the time after the end of employment if this is commercially justified. The consideration for such prohibition shall not exceed the average of the total compensation (i.e. base salary and annual incentive) of the last three financial years paid to such member of the Executive Committee.
		Article 34
Mandates outside of the Alcon Group	1	No member of the Board of Directors may hold more than 10 additional mandates in other companies, of which no more than 4 additional mandates shall be in other listed companies. Chairs of the board of directors of other listed companies count as two mandates.
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	2	No member of the Executive Committee may hold more than 6 additional mandates in other companies, of which no more than 2 additional mandates shall be in other listed companies. Each of these mandates shall be subject to approval by the Board of Directors. Members of the Executive Committee are not allowed to hold chairs of the board of directors of other listed companies.
3
The following mandates are not subject to these limitations:
a)    Mandates in companies which are controlled by the Company;
b)    Mandates which a member of the Board of Directors or of the Executive Committee holds at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than 5 such mandates; and
c)    Mandates in associations, foundations, trusts, employee welfare foundations and similar organizations. No member of the Board of Directors or of the Executive Committee shall hold more than 10 such mandates.

4
Mandates shall mean mandates in comparable functions at other organizations with an economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one (1) mandate.

	5	The Board of Directors may issue regulations that may determine additional restrictions, taking into account the position of the respective member.
Article 35
Loans		No loans or credits shall be granted to the members of the Board of Directors or the Executive Committee.
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Section 5		Annual Financial Statements, Consolidated Financial Statements and Profit Allocation
Article 36
Financial year		The Board of Directors shall prepare for each financial year as of 31 December an annual report consisting of financial statements with a management report and the consolidated financial statements.
Article 37
Allocation of profit shown on the balance sheet, reserves	1	The allocation of the profit shown on the balance sheet shall be determined by the General Meeting of Shareholders subject to the legal provisions. The Board of Directors shall submit to the General Meeting of Shareholders its proposals.
	2	In addition to statutory reserves, additional reserves may be accrued.
	3	Dividends which have not been claimed within five years after the due date fall back to the Company.
Section 6		Publications and Place of Jurisdiction
Article 38
Publications	1	Shareholder communications of the Company shall be made in the Swiss Official Gazette of Commerce. The Board of Directors may designate additional publication organs.
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	2	Notices of the Company to the shareholders may instead or in addition, at the election of the Board of Directors, be validly given by (i) mail, (ii) e-mail, or (iii) any other form that allows proof by text, to the most recent contact information of the shareholder or authorized recipient recorded.
Article 39
Place of jurisdiction		The place of jurisdiction for any disputes arising from or in connection with the shareholdership in the Company shall be at the registered office of the Company.
Section 7		Language
Article 40
Prevailing version		A French and an English version exist of these Articles of Incorporation. In case of any discrepancies, the French version shall prevail.

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